AMENDATORY AGREEMENT

        THIS AMENDATORY AGREEMENT (this "Agreement") is made and entered into as of July 2, 2002 between Garan, Incorporated (the "Company"), and Jerald Kamiel ("Executive").

        WHEREAS, the Company and Executive have entered into an amended and restated employment agreement dated as of May 1, 2001 (the "Employment Agreement");

        WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Berkshire Hathaway Inc., BG Merger Sub Inc. (the "Merger Sub") and the Company, pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the "Merger"); and

        WHEREAS, in contemplation of the Merger, the Company and Executive wish to amend the Employment Agreement to provide for certain payments and other continuing employment matters after the Effective Time (as defined in the Merger Agreement) of the Merger.

        NOW THEREFORE, in consideration of the foregoing premises, and the covenants and promises and representations set forth herein, and for other good and valuable consideration; the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto agree as follows:

        Section 1. Effectiveness. This Agreement shall constitute a binding obligation of the parties and be effective only upon the occurrence of the Effective Time (as defined in the Merger Agreement). In the event the Merger Agreement is terminated for any reason without the Effective Time having occurred, this Agreement shall terminate without further obligation or liability of any party hereunder.

        Section 2. Retention Payment. Promptly following the Effective Time, the Company shall pay Executive a cash retention payment of $3,568,067 (the "Cash Payment"), in lieu of Executive's rights to receive payments pursuant to Section 3.1.a of the Employment Agreement. (For the avoidance of doubt, the bonus described in the penultimate sentence of Section 3.1.a shall not be paid pursuant to such Section.) If any payment to Executive, whether made hereunder or under any other agreement with or plan of the Company, subjects Executive to the excise tax described under Section 4999 of the Internal Revenue Code of 1986, as amended ("Excise Tax"), the Company shall pay to Executive an additional "Gross-Up Payment" in an amount equal to Executive's Excise Tax liability (including Excise Tax liability with respect to the Gross-Up Payment), plus an additional amount to cover Executive's after-tax Federal, state and local income and employment taxes on the Gross-Up Payment. If the Internal Revenue Service ("IRS") subsequently determines that Executive's Excise Tax liability is greater than the amount of Excise Tax used by the Company in computing Executive's Gross-Up Payment, the Company shall promptly make an additional payment to Executive equal to the amount necessary to make Executive whole on an after-tax basis, including the total amount of any underpaid Excise Tax, any related income or employment taxes, and any related interest and/or penalties due to the IRS or other taxing authority.

        Section 3. Termination of Employment Agreement. The Company and Executive agree that, upon payment of the Cash Payment following the Effective Time, the Employment Agreement shall be terminated and of no further force and effect. Notwithstanding the termination of the Employment Agreement, it is the intention of the Company and Executive that:

             (a) From and after the Effective Time, Executive shall continue employment with the Company as an at-will employee in the same position at the Company as on the date hereof, and that, for so long as employed by the Company, Executive shall be entitled for his service to cash base compensation and cash bonuses consistent with the Company's past practice for Executive and to employee benefits consistent with the Company's past practice for senior officers, except that (a) in recognition of having received the Cash Payment, Executive shall not be entitled to any severance payment upon, or (except as may be required by law) medical health insurance coverage after, termination of employment notwithstanding that the Company has a severance policy generally applicable to other officers and other employees or provides retiree medical health insurance coverage to other officers, and (b) the Company shall maintain a life insurance policy on Executive's life payable to Executive's designated beneficiary or beneficiaries in a principal amount consistent with the Company's past practice for Executive notwithstanding that such principal amount may exceed life insurance that the Company provides generally for other officers or employees; and

             (b) Following Executive's termination of employment with the Company for any reason other than for Cause (as defined below), if the Company pays a bonus to any senior executive with respect to the fiscal year during which Executive's employment terminates, the Company will pay Executive or Executive's designated beneficiary or beneficiaries (or if no beneficiary is designated, to Executive's estate), at the same time as such bonus is paid to the other senior executive, a fractional part of Executive's last annual bonus determined by the Board of Directors equal to the number of months in the fiscal year in which Executive's termination occurred to and including the month of the date of termination, divided by 12; provided, however, that in no event will Executive be paid the bonus described in the penultimate sentence of Section 3.1.a of the Employment Agreement nor will Executive be paid more than one such fractional bonus following termination of employment. For purposes of this Agreement, "Cause" shall mean willful and gross misconduct on Executive's part that is materially and demonstrably detrimental to the Company or the commission by Executive of one or more acts which constitute an indictable crime under Federal, state, or local law, as determined in good faith by a written resolution duly adopted by the affirmative vote of a majority of all of the directors then serving on the Company's Board of Directors at a meeting duly called and held for that purpose after reasonable notice to Executive and opportunity for Executive and Executive's counsel to be heard.

        Section 4.   Miscellaneous.

            (a) Executive acknowledges that Executive understands the terms and effect of this Agreement and that Executive has been advised to and given the opportunity to consult with an attorney prior to executing this Agreement.

            (b) The Company shall have the right to deduct from any payment or benefit or any kind otherwise due to Executive under this Agreement, any Federal, state or local taxes of any kind required to be withheld by law.

            (c) The Arbitration, Jurisdiction and Notice provisions of the Employment Agreement shall apply, mutatis mutandis, to this Agreement.

            (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            (e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

                                           GARAN, INCORPORATED

                                           By: /s/ Seymour Lichtenstein
                                              ---------------------------
                                              Name:
                                              Title:


                                           EXECUTIVE


                                           /s/ Jerald Kamiel
                                           ------------------------------
                                               Jerald Kamiel